As filed with the Securities and Exchange Commission on March 18, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HF Sinclair Corporation

(Exact name of registrant as specified in its charter)

Delaware	87-2092143
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

2828 N. Harwood, Suite 1300 Dallas, Texas	75201
(Address of Principal Executive Offices)	(Zip Code)

HF Sinclair Corporation 2007 Long-Term Incentive Compensation Plan

HF Sinclair Corporation Amended and Restated 2020 Long Term Incentive Plan

(Full title of the plans)

Vaishali S. Bhatia

Senior Vice President, General Counsel and Secretary

2828 N. Harwood, Suite 1300

Dallas, Texas 75201

(Name and address of agent for service)

Copy to:

Shane Tucker

Vinson & Elkins L.L.P.

2001 Ross Avenue, Suite 3900

Dallas, Texas 75201

(214) 871-3555

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”).  ☐

EXPLANATORY NOTE

On March 14, 2022 (the “Closing Date”), pursuant to that certain Business Combination Agreement, dated as of August 2, 2021 (as amended on March 14, 2022, the “Agreement”), by and among HF Sinclair Corporation (“HF Sinclair” or the “Registrant”), HollyFrontier Corporation (“HollyFrontier” or “Predecessor”), Hippo Merger Sub, Inc., a wholly-owned subsidiary of HF Sinclair (“Parent Merger Sub”), The Sinclair Companies (“Sinclair HoldCo”), and Hippo Holding LLC, a wholly-owned subsidiary of Sinclair HoldCo (the “Target Company”), HF Sinclair completed its previously announced acquisition of the Target Company effecting (a) a holding company merger in accordance with Section 251(g) of the Delaware General Corporation Law whereby HollyFrontier merged with and into Parent Merger Sub, with HollyFrontier surviving such merger as a direct wholly-owned subsidiary of HF Sinclair (the “HFC Merger”) and (b) immediately following the HFC Merger, a contribution whereby Sinclair HoldCo contributed all of the equity interests of the Target Company to HF Sinclair in exchange for shares of HF Sinclair, resulting in the Target Company becoming a direct wholly-owned subsidiary of HF Sinclair. The transactions completed pursuant to the Agreement are collectively referred to herein as the “Sinclair Transactions”. Effective as of the HFC Merger, each share of HollyFrontier’s common stock, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time (as defined in the Agreement) (other than treasury shares which were cancelled pursuant to the Agreement) was automatically converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Registrant (the “Common Stock”). Pursuant to the HFC Merger, the Registrant became the successor issuer to Predecessor pursuant to Rule 12g-3(a) under the Exchange Act.

In connection with the Sinclair Transactions, the Registrant assumed all obligations of Predecessor under Predecessor’s equity compensation plans, including the HF Sinclair Corporation 2007 Long-Term Incentive Compensation Plan (formerly named the HollyFrontier Corporation Long-Term Incentive Compensation Plan) and the HF Sinclair Corporation Amended and Restated 2020 Long Term Incentive Plan (formerly named the HollyFrontier Corporation 2020 Long Term Incentive Plan and, in each case, as amended, collectively, the “Assumed Equity Plans”), and Predecessor’s equity-based award agreements, programs, sub-plans, notices, and/or similar agreements entered into or issued pursuant thereto, and each outstanding award granted or assumed thereunder.

This registration statement (the “Registration Statement”) relates to the registration of shares of Common Stock issuable under the Assumed Equity Plans.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The Registrant will provide all participants in the Assumed Equity Plans with the document(s) containing the information required by Part I of Form S-8, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act. In accordance with Rule 428 of the Securities Act, the Registrant has not filed such document(s) with the Commission, but such document(s) (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof), taken together, shall constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. The Registrant shall maintain a file of such documents in accordance with the provisions of Rule 428(a)(2) of the Securities Act. Upon request, the Registrant shall furnish to the Commission or its staff a copy or copies of all of the documents included in such file.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, the following documents have been filed by the Registrant with the Commission and are incorporated by reference into this Registration Statement and will be deemed to be a part hereof:

(a)	Predecessor’s Annual Report on Form 10-K for the year ended December 31, 2021 (File No. 001-03876);

(b)	Predecessor’s Current Reports on Form 8-K filed with the Commission on March 1, 2022 and March 16, 2022 (File No. 001-03876);

(c)	The Registrant’s Current Report on Form 8-K12B filed with the Commission on March 14, 2022, as amended March 16, 2022;

(d)

All other reports, if any, filed by the Registrant with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report on Form 10-K referred to in (a) above; and

(d)

The description of the Common Stock registered under Section  12 of the Exchange Act contained in Exhibit 4.1 to the Registrant’s Current Report on Form 8-K12B filed with the Commission on March 14, 2022, including any amendment or report filed for the purpose of updating such description.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall also be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the DGCL permits a corporation to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding.

In a suit brought to obtain a judgment in the corporation’s favor, whether by the corporation itself or derivatively by a stockholder, the corporation may only indemnify for expenses, including attorney’s fees, actually and reasonably incurred in connection with the defense or settlement of the case, and the corporation may not indemnify for amounts paid in satisfaction of a judgment or in settlement of the claim. In any such action, no indemnification may be paid in respect of any claim, issue or matter as to which such persons shall have been adjudged liable to the corporation except as otherwise approved by the Delaware Court of Chancery or the court in which the claim was brought. In any other type of proceeding, the indemnification may extend to judgments, fines and amounts paid in settlement, actually and reasonably incurred in connection with such other proceedings, as well as to expenses (including attorneys’ fees).

The statute does not permit indemnification unless the person seeking indemnification has acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, in the case of criminal actions or proceedings, the person had no reasonable cause to believe his conduct was unlawful. There are additional limitations applicable to criminal actions and to actions brought by or in the name of the corporation. The determination as to whether a person seeking indemnification has met the required standard of conduct is to be made, with respect to a person who is a director or officer at the time of such determination, (i) by a majority vote of directors who are not parties to such action, suit or proceeding, even though less than a quorum, (ii) by a committee of such directors designated by majority vote of such directors, (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (iv) by the stockholders.

The Registrant’s amended and restated certificate of incorporation and amended and restated by-laws provide that the Registrant must indemnify each director and officer who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was one of the Registrant’s directors or officers to the fullest extent permitted by the DGCL.

Section 102(b)(7) of the DGCL (“Section 102(b)”) authorizes corporations to limit or to eliminate the personal liability of directors to corporations or their stockholders for monetary damages for breach of directors’ fiduciary duty of care. Although Section 102(b) does not change directors’ duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. The Registrant’s amended and restated certificate of incorporation limits the liability of its directors to it or its stockholders to the fullest extent permitted by Section 102(b). Specifically, the Registrant’s directors will not be personally liable for monetary damages for breach of a director’s fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock purchases or redemptions as provided in Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. In the view of the Commission, the limitation of monetary liability pursuant to state law does not apply to liabilities under the federal securities laws.

We have entered into indemnification agreements with each of our current directors and executive officers to provide these directors and executive officers additional contractual assurances regarding the scope of the indemnification set forth in our amended and restated by-laws and to provide additional procedural protections.

We have an insurance policy in place that covers our officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act, or otherwise.

We may enter into one or more underwriting agreements which provide that the underwriters will be obligated, under some circumstances, to indemnify our directors, officers and controlling persons against specified liabilities, including liabilities under the Securities Act.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The exhibits to this Registration Statement are listed in the Exhibit Index to this Registration Statement, which precedes such exhibits and is incorporated herein by reference.

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee” tables in the effective registration statement; and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Description

4.1	Amended and Restated Certificate of Incorporation of HF Sinclair Corporation (incorporated by reference to Exhibit 3.1 of Registrant’s Current Report on Form 8-K12B filed March 14, 2022, File No. 001-41325).

4.2	Amended and Restated Bylaws of HF Sinclair Corporation (incorporated by reference to Exhibit 3.2 of Registrant’s Current Report on Form 8-K12B filed March 14, 2022, File No. 001-41325).

5.1*	Opinion of Vinson & Elkins L.L.P.

23.1*	Consent of Ernst & Young LLP

23.2*	Consent of KPMG LLP

23.3*	Consent of Vinson & Elkins L.L.P. (included as part of its opinion filed as Exhibit 5.1)

24.1*	Power of Attorney (included as part of the signature pages to this Registration Statement).

99.1*	HF Sinclair Corporation Amended and Restated 2020 Long Term Incentive Plan (formerly named the HollyFrontier Corporation 2020 Long Term Incentive Plan).

99.2	HF Sinclair Corporation 2007 Long-Term Incentive Compensation Plan (formerly named the HollyFrontier Corporation Long-Term Incentive Compensation Plan) (incorporated by reference to Exhibit 10.4 of HollyFrontier’s Annual Report on Form 10-K for its fiscal year ended December 31, 2008, File No. 1-03876).

99.3	First Amendment to HF Sinclair Corporation 2007 Long-Term Incentive Compensation Plan (formerly named the HollyFrontier Corporation Long-Term Incentive Compensation Plan) (incorporated by reference to Exhibit 10.5 of HollyFrontier’s Annual Report on Form 10-K for its fiscal year ended December 31, 2008, File No. 1-03876).

99.4	Second Amendment to HF Sinclair Corporation 2007 Long-Term Incentive Compensation Plan (formerly named the HollyFrontier Corporation Long-Term Incentive Compensation Plan) (incorporated by reference to Exhibit 10.1 of HollyFrontier’s Current Report on Form 8-K filed May 18, 2011, File No. 1-03876).

99.5	Third Amendment to HF Sinclair Corporation 2007 Long-Term Incentive Compensation Plan (formerly named the HollyFrontier Corporation Long-Term Incentive Compensation Plan) (incorporated by reference to Exhibit 4.6 of HollyFrontier’s Registration Statement on Form S-8 filed November 9, 2012, File No. 333-184877).

99.6	Fourth Amendment to HF Sinclair Corporation 2007 Long-Term Incentive Compensation Plan (formerly named the HollyFrontier Corporation Long-Term Incentive Compensation Plan) (incorporated by reference to Exhibit 10.2 of Registrant’s Current Report on Form 8-K filed May 15, 2015, File No. 1-03876) .

99.7	Fifth Amendment to HF Sinclair Corporation 2007 Long-Term Incentive Compensation Plan (formerly named the HollyFrontier Corporation Long-Term Incentive Compensation Plan) (incorporated by reference to Exhibit 10.1 of HollyFrontier’s Current Report on Form 8-K filed May 16, 2016, File No. 1-03876).

99.8*	Sixth Amendment to HF Sinclair Corporation 2007 Long-Term Incentive Compensation Plan (formerly named the HollyFrontier Corporation Long-Term Incentive Compensation Plan).
107*	Filing Fee Table

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on March 18, 2022.

HF SINCLAIR CORPORATION

By:	/s/ Michael C. Jennings
Name:	Michael C. Jennings
Title:	Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated below on March 18, 2022. Each person whose signature appears below appoints Michael C. Jennings and Richard L. Voliva III, and each of them, any of whom may act without the joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any additional registration statement (including any amendment thereto) for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title

/s/ Michael C. Jennings	Chief Executive Officer and Director
Michael C. Jennings	(Principal Executive Officer)

/s/ Richard L. Voliva III	Executive Vice President and Chief Financial Officer
Richard L. Voliva III	(Principal Financial Officer)

/s/ Indira Agarwal	Vice President, Controller and Chief Accounting Officer
Indira Agarwal	(Principal Accounting Officer)

/s/ Franklin Myers	Chairman of the Board
Franklin Myers

/s/ Anne-Marie N. Ainsworth	Director
Anne-Marie N. Ainsworth

/s/ Anna C. Catalano	Director
Anna C. Catalano

/s/ Leldon E. Echols	Director
Leldon E. Echols

/s/ Manuel J. Fernandez	Director
Manuel J. Fernandez

Signature	Title

/s/ Craig Knocke	Director
Craig Knocke

/s/ Robert J. Kostelnik	Director
Robert J. Kostelnik

/s/ James H. Lee	Director
James H. Lee

/s/ Michael E. Rose	Director
Michael E. Rose

/s/ Ross B. Matthews	Director
Ross B. Matthews

/s/ Norman J. Szydlowski	Director
Norman J. Szydlowski